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                                                                   EXHIBIT 10.11

                      [Bill Barrett Corporation Letterhead]

                                January 10, 2003

Thomas B. Tyree, Jr.
14 East 90th Street, Apartment 3C
New York, New York  10128

Dear Tom:

      As we have discussed, the attached binding term sheet sets forth the terms of your employment with Bill Barrett Corporation. If the term sheet accurately reflects our agreement, please sign two copies of this letter below and return one of them to me.

                                             Sincerely,

                                             BILL BARRETT CORPORATION

                                             /s/ William J. Barrett
                                             -----------------------------------
                                             By:  William J. Barrett
                                             Its:  Chief Executive Officer

ACCEPTED AND AGREED

/s/ Thomas B. Tyree, Jr.
------------------------------

Thomas B. Tyree, Jr.

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                            BILL BARRETT CORPORATION
                   TERMS OF EMPLOYMENT OF THOMAS B. TYREE, JR.
                           AS CHIEF FINANCIAL OFFICER

      This binding term sheet is made and entered into by and between Thomas B. Tyree, Jr. and Bill Barrett Corporation on this 10th day of January 2003.

Start Date                 Not later than February 3, 2003, subject to reaching
                           an acceptable agreement with The Goldman Sachs Group, Inc. regarding separation from that firm. Employment with Barrett will not be terminated by Barrett prior to July 31, 2004 other than for "Cause" (as defined in the equity documentation) in order to preserve vesting of Goldman Sachs equity awards through that date.

Position and Location      Chief Financial Officer, reporting directly to the
                           Chief Executive Officer and Barrett's board of directors. Work location will be Denver.

Salary Annual base salary at least $200,000, subject to annual review by Barrett's board of directors.

Equity Investment          Opportunity to purchase up to $1,000,000 of fully
Opportunity                vested Series B Preferred Stock at a purchase price
                           of $5.00 per share within 5 months following start date.

Equity Awards                   -     A "Tranche A option" to purchase up to
                                      500,000 shares of Barrett common stock at an exercise price of $6.50 per share. This option will be an ISO to the extent not limited by Internal Revenue Code Section
                                      422(d), and will be documented in the same manner as the Tranche A options currently outstanding.

                                -     A "Tranche B option" to purchase up to
                                      650,000 shares of Barrett common stock at an exercise price of $0.08824 per share. This option will be an ISO to the extent not limited by Internal Revenue Code
                                      Section 422(d), and will be documented in the same manner as the Tranche B options currently outstanding.

                                -     400,000 shares of Barrett common stock
                                      ("Management Stock" as defined in the
                                      Stockholders' Agreement), to be purchased at a price of $0.08824 per share.

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                           Management Stock vesting will be on the same schedule
                           as current management (i.e., commencing January
                           2002). Vesting of options will commence on the "Grant Date," which will be the same date as the start date described above.

Benefits Eligible for all executive and employee benefits, perquisites and bonus plans, including participation in all health, life insurance, retirement plans and any cash bonus programs, made available to other senior executives of Barrett.

                           Barrett will pay any COBRA premiums for health coverage during the period between departure from Goldman and commencement of Barrett health benefits.

                           For a termination without Cause after July 31, 2004, severance equal to the amount provided under any severance plan or program adopted for senior executives of Barrett.

Business Expenses          Reimbursement by Barrett for all reasonable business
                           expenses incurred in connection with the performance of duties as Barrett's Chief Financial Officer, including up to $15,000 for legal and other fees in connection with the commencement of employment.

Relocation Expenses        Reimbursement by Barrett for all reasonable
                           relocation expenses, not to exceed $300,000, including (1) house-hunting trips (some with family),
                           (2) moving expenses, (3) any brokerage commissions, state and city real estate transfer taxes, legal and other fees incurred in connection with the sale of current residence in New York City, and (4) through July 31, 2003, cost of suitable temporary housing and family-related air travel expenses. The benefits in this paragraph will be provided in a manner that causes no tax disadvantage, which may require Barrett to pay "gross-up" payments (not included for purposes of the above cap).

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